EXHIBIT 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income	$7,571	8,099	15,302	16,229
Interest expense	1,272	1,667	2,594	3,439
Net interest income	6,299	6,432	12,708	12,790
Provision for loan losses	91	224	306	888
Net interest income after provision	6,208	6,208	12,402	11,902
Non-interest income	1,755	1,835	4,091	3,750
Non-interest expense	5,330	5,307	10,778	11,092
Income before income taxes	2,633	2,736	5,715	4,560
Provision for income taxes	646	713	1,451	1,059
Net income from continuing operations	1,987	2,023	4,264	3,501
Income from discontinued operations, net of taxes	-	(31)	-	793
Net income	$1,987	1,992	4,264	4,294

Dividends per common share	$0.16	0.16	0.32	0.32
Basic earnings per common share:
Continuing operations	$0.30	0.30	0.64	0.52
Discontinued operations	-	-	-	0.12
Diluted earnings per common share:
Continuing operations	$0.29	0.30	0.63	0.52
Discontinued operations	-	-	-	0.12

Average basic shares outstanding	6,713,847	6,689,743	6,710,062	6,689,743
Average diluted shares outstanding	6,789,776	6,746,791	6,781,614	6,744,375

Selected Financial Ratios
Return on average assets	0.98%	1.00%	1.07%	1.11%
Return on average equity	9.96%	10.97%	10.77%	12.04%
Dividend payout ratio	53.33%	53.33%	50.00%	50.00%
Net interest margin (tax equivalent)	3.52%	3.70%	3.61%	3.79%

Selected Balance Sheet Items	June 30, 2012	December 31, 2011
Investment securities	$299,655	267,771

Loans	461,581	461,262
Less allowance for loan losses	2,952	2,931
Net loans	458,629	458,331

Total assets	831,575	791,570
Total deposits	710,656	663,562
Short-term borrowings	13,142	21,596
Long-term debt	20,391	21,373
Total shareholders’ equity	80,465	77,960

Shares outstanding at period end	6,720,642	6,704,723

Book value per share	$11.97	11.63
Tangible book value per share	11.08	10.73
Equity to assets ratio	9.68%	9.85%

Assets Under Management
LCNB Corp. total assets	$831,575	791,570
Trust and investments (fair value)	207,481	221,950
Mortgage loans serviced	68,938	67,410
Business cash management	8,704	8,583
Brokerage accounts (fair value)	88,291	78,863
Total assets managed	$1,204,989	1,168,376